EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-104917 on Form S-3 and Registration Statement No. 333-117452 on Form S-8 of our report dated February 18, 2005, (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the application of fresh start accounting in accordance with AICPA Statement of Position 90-7 “Financial Reporting for Entities in Reorganization Under the Bankruptcy Code” and the lack of comparability of financial information between reporting periods), appearing in the Annual Report on Form 10-K of Metals USA, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
March 9, 2005